Exhibit 99.1

AVEO Announces Effectiveness of 1-for-10 Reverse Stock Split

CAMBRIDGE, Mass. – February 19, 2020 – AVEO Oncology (NASDAQ: AVEO) today announced that it will effect a 1-for-10 reverse stock split of its common stock that will be effective as of 5:00 p.m. Eastern Time today, February 19, 2020. AVEO’s common stock will begin trading on the Nasdaq Capital Market on a split-adjusted basis when the market opens on Thursday, February 20, 2020. The new CUSIP number for AVEO’s common stock following the reverse stock split is 053588 307.

On February 13, 2020, the holders of a majority of AVEO’s outstanding shares of common stock approved the reverse stock split and gave AVEO’s board of directors discretionary authority to select a ratio for the split ranging from 1-for-5 to 1-for-15. The board of directors approved the reverse stock split at a ratio of 1-for-10 on February 13, 2020.

The reverse stock split affects all issued and outstanding shares of AVEO’s common stock, as well as the number of authorized shares of AVEO’s common stock and the number of shares of common stock available for issuance under AVEO’s equity incentive plans. The reverse stock split will reduce the number of shares of the AVEO’s issued and outstanding common stock from approximately 160.8 million to approximately 16.1 million. In addition, the reverse stock split will effect a reduction in the number of shares of common stock issuable upon the exercise of stock options and warrants outstanding immediately prior to the reverse stock split, with a proportional increase in the respective exercise prices. The reverse stock split will proportionately reduce the number of authorized shares of common stock from 500 million shares to 50 million shares. The reverse stock split will not change the par value of the common stock or the authorized number of shares of preferred stock of AVEO.

The reverse stock split will affect all holders of common stock uniformly and will not alter any stockholder’s percentage ownership interest in AVEO, except to the extent that the reverse stock split would result in a stockholder owning a fractional share. No fractional shares of common stock will be issued in connection with the reverse stock split; stockholders who otherwise would be entitled to a fractional share of common stock will be entitled to receive a proportional cash payment.

AVEO’s transfer agent, Computershare, is acting as the exchange agent for the reverse stock split. For those stockholders holding physical stock certificates, Computershare will send instructions for exchanging those certificates for shares held in book-entry form representing the post-split number of shares. Stockholders holding their shares in book-entry form or in brokerage accounts need not take any action in connection with the reverse stock split. Beneficial holders are encouraged to contact their bank, broker or custodian with any procedural questions.

About AVEO

AVEO is developing an oncology pipeline designed to provide a better life for patients with cancer. Our strategy is to focus our resources toward development and commercialization of our product candidates in North America, while leveraging partnerships to support development and commercialization in other geographies. Our lead candidate, tivozanib (FOTIVDA®) is approved in the European Union, the United Kingdom, Norway, New Zealand and Iceland for the treatment of adult patients with advanced renal cell carcinoma. AVEO is working to develop and commercialize tivozanib in North America as a treatment for renal cell carcinoma, hepatocellular carcinoma and other cancers. Ficlatuzumab (HGF MAb) is in phase 2 clinical trials in head and neck cancer and acute myeloid leukemia and has reported early clinical data in pancreatic cancer. AVEO’s earlier-stage pipeline includes several monoclonal antibodies in oncology development, including AV-203 (anti-ErbB3 MAb), AV-380 (GDF15 MAb) and AV-353 (Notch 3 MAb). For more information, please visit the Company’s website at www.aveooncology.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements of AVEO within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. The words “anticipate,” “believe,” “expect,” “intend,” “may,” “plan,” “potential,” “could,” “should,” “would,” “seek,” “look forward,” “advance,” “goal,” “strategy,” or the negative of these terms or other similar expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include statements relating to the effectiveness of the reverse stock split. AVEO has based its expectations and estimates on assumptions that may prove to be incorrect. As a result, readers are cautioned not to place undue reliance on these expectations and estimates. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that AVEO makes due to a number of important factors, including risks relating to: AVEO’s ability, and the ability of its licensees, to demonstrate to the satisfaction of applicable regulatory agencies such as the U.S. Food and Drug Administration (FDA) the safety, efficacy and clinically meaningful benefit of AVEO’s product candidates, including, in particular, tivozanib and ficlatuzumab; AVEO’s ability to successfully file a New Drug Application (NDA) for tivozanib; and AVEO’s ability to enter into and maintain its third party collaboration and license agreements, and its ability, and the ability of its strategic partners, to achieve development and commercialization objectives under these arrangements. AVEO faces other risks relating to its business as well, including risks relating to the timing and costs of seeking and obtaining regulatory approval; AVEO’s and its collaborators’ ability to successfully enroll and complete clinical trials; AVEO’s ability to maintain compliance with regulatory requirements applicable to its product candidates; AVEO’s ability to obtain and maintain adequate protection for intellectual property rights relating to its product candidates; AVEO’s ability to successfully implement its strategic plans; AVEO’s ability to raise the substantial additional funds required to achieve its goals, including those goals pertaining to the development and commercialization of tivozanib; unplanned capital requirements; adverse general economic and industry conditions; competitive factors; and those risks discussed in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” included in AVEO’s quarterly and annual reports on file with the Securities and Exchange Commission

(SEC) and in other filings that AVEO makes with the SEC. The forward-looking statements in this press release represent AVEO’s views as of the date of this press release, and subsequent events and developments may cause its views to change. While AVEO may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing AVEO’s views as of any date other than the date of this press release.

AVEO Contact:

David Pitts, Argot Partners

(212) 600-1902

aveo@argotpartners.com